Exhibit 10(pp)

EXECUTIVE NON-COMPETITION AGREEMENT

This Agreement is made among Richard K. Struthers (the “Executive”), MBNA Corporation (the “Corporation”) and MBNA America Bank, N.A. (the “Bank”) (the Corporation and the Bank are collectively designated in this Agreement as the “Company”).

1.      Purpose.    Executive is a senior executive of the Company and has extensive knowledge of the Company’s business and marketing practices, customer and vendor relationships and other matters of a confidential nature which are proprietary and highly valuable to the Company. The Company’s business would be substantially damaged if, following the end of the Executive’s employment by the Company, the Executive were to be employed by a competitor of the Company or to use or disclose to others the Company’s business information. The purpose of this Agreement is to set forth certain agreements between the Executive and the Company relating to the Executive’s activities following the end of the Executive’s employment by the Company.

2.      Non-competition.    Unless otherwise agreed in writing by the Company, the Executive will not, directly or indirectly, in any capacity (including as director, officer, employee, stockholder, partner, owner, consultant or advisor) provide services of any kind, anywhere in the world, until eighteen (18) months following the end of the Executive’s employment by the Company (“Restricted Period”), to any Issuer of MasterCard, VISA, American Express, Discover Card or any other type or credit card or charge card, any bank or other lender which makes consumer loans of any kind, any insurance company or agency which issues or markets personal lines insurance policies, or any affiliate of any such entity. These services include, but are not limited to, services relating to (i) sales, endorsement, co-branding or similar agreements, (ii) product development and marketing, (iii) credit approval and collections, (iv) customer service, (v) funding or other treasury matters, (vi) loan portfolio acquisitions, mergers or other acquisitions, (vii) financial, legal or accounting matters, or (viii) acquisition of or advice or assistance to others to acquire the Corporation or the Bank or beneficial ownership of 10% or more of the Corporation’s Common Stock. In addition, the Executive agrees that during the Restricted Period, the Executive will not provide services to any affinity group or commercial organization, or any affiliate of such entity, relating to an affinity or co-branded credit card, consumer loan or personal lines insurance program with the Company or any other entity. The Executive agrees that these restrictions are reasonable.

3.	Confidentiality.

a.        Following the end of the Executive’s employment by the Company, or sooner upon request of the Company, the Executive will deliver to the Company the originals and all copies of all records and other documents acquired in the Executive’s capacity as an employee of the Company which relate to the Company or its business, customers, vendors or employees and which are in the Executive’s possession or within the Executive’s control, other than records and other documents which (i) are a matter or public record, (ii) relate directly and primarily to the Executive’s compensation and benefits as an employee of the Company, or (iii) the Company gives the Executive permission to retain in the Executive’s possession. The Executive shall not retain or deliver to any other person any copies of any such records or documents.

b.        The Executive will not use for the Executive’s benefit or for the benefit of any person other than the Company, and will not ever disclose to any person who is not a Company employee, or to any Company employee except as necessary in the performance of the Executive’s duties to the Company, any confidential information concerning the Company. The determination of whether information concerning the Company is confidential shall be made by the Company in its sole discretion. The Executive acknowledges that all information concerning the Company, its plans, programs, policies, finances, customers, vendors, employees and business shall be deemed confidential unless a matter of public record or unless publicly known otherwise than through a breach by the Executive of this Agreement.

c.        The Executive will not make any statement in writing, orally or otherwise, to any person, including without limitation any employee, customer or other person known by the Executive to be a business associate of the Company or of its directors, officers or employees, which criticizes, disparages, condemns or impugns the reputation or character of the Company or any director, officer or employee of the Company, whether or not true and whether or not confidential.

d.        The Executive shall not disclose this Agreement or any provision of this Agreement to any person without the Company’s prior written consent except that (i) the Executive may disclose the terms of this Agreement as necessary in connection with obtaining personal tax, financial planning or legal advice; and (ii) the Executive may disclose the terms of Section 2 to any person who proposes to engage the Executive as an employee or consultant. This obligation of the Executive shall continue notwithstanding the filing of a copy of this Agreement with the Securities and Exchange Commission.

e.        Disclosure which otherwise would constitute a breach of this Section 3 shall not be deemed a breach thereof to the extent such disclosure is required by law.

f.        The obligations of the Executive under Section 3.a. and 3.b. shall continue so long as the information remains confidential. The obligations of the Executive under Section 3.d. shall expire eighteen (18) months after the end of the Executive’s employment with the Company.

4.      Consideration to Executive.    As consideration to the Executive for the execution and performance of this Agreement, the Company will issue to the Executive 52,515 shares of the Corporation’s Common Stock subject to the restrictions set forth in Section 5 of this Agreement (“Restricted Shares”) and will make the payments described in Section 6 of this Agreement. Additional consideration to the Executive for the execution and performance of this Agreement includes the continued employment of the Executive by the Company, and the compensation and benefits received and to be received by the Executive in connection with the Executive’s present and future employment by the Company.

5.	Restricted Shares.

a.        Except as provided below in Section 5.b. or as otherwise approved in writing by the Company, the Restricted Shares may not be sold or transferred by the Executive until after the Restricted Period.

b.        If the Executive’s employment is terminated due to the death or Disability (as defined in the Policies adopted under the Corporation’s 1997 Long Term Incentive Plan (“Policies”)) of the Executive, all restrictions on the Restricted Shares shall lapse.

c.        As described in Section 4, the Restricted Shares have been granted as consideration for the Executive agreeing to the provisions of Sections 2 and 3 of this Agreement. Accordingly, the restrictions on the Restricted Shares shall not lapse upon a Change in Control (as defined in the Policies) or a termination of the Executive’s employment due to Retirement (as defined in the Policies), notwithstanding any provisions in the Policies to the contrary. Furthermore, the Restricted Shares shall not be forfeited as a result of termination of the Executive’s employment, regardless of the reason for termination, notwithstanding any provision in the Policies to the contrary.

d.        If during the Restricted Period the Executive violates any provision of Section 2 of this Agreement, then in addition to any other remedies available at law or in equity or under this Agreement, the Restricted Shares shall be forfeited.

e.        Even if the Executive is no longer obligated to comply with Section 2 of this Agreement in the limited circumstances described in Section 6.a. of this Agreement, the Restricted Shares remain subject to the terms of this Section 5 as these shares have been granted as consideration for the Executive agreeing to the provisions of Sections 2 and 3 of this Agreement. Accordingly, in such case the Restricted Shares may not be sold or transferred during the Restricted Period as provided in Section 5.a. and the Restricted Shares shall be forfeited if during the Restricted Period the Executive violates any provision of Section 2 or 3.

f.        The Corporation agrees to issue the Restricted Shares registered in the name of the Executive upon execution of this Agreement. Thereafter the Executive shall have all of the rights of a stockholder of the Corporation with respect to such shares, including the right to receive dividends and to vote, subject to this Agreement. If any of the shares are forfeited, the Executive authorizes the Corporation to cancel the shares and the certificates for the shares and irrevocably appoints the Corporation as its attorney-in-fact for this purpose. The Corporation will hold certificates representing the shares until the Restricted Period has lapsed or terminated. Upon lapse or termination of the Restricted Period, the Corporation will deliver to the Executive a certificate representing the shares. Certificates delivered to the Executive evidencing such shares may bear a legend to the effect that they may be sold, pledged or otherwise transferred only in accordance with applicable federal and state securities laws. The Executive agrees to sell or transfer such shares only in accordance with applicable laws.

g.        The Executive shall be entitled to receive dividends and distributions paid by the Corporation with respect to the shares subject to the following. Dividends paid by the Corporation in cash with respect to the shares shall be paid to the Executive as and when paid by the Corporation to its stockholders, and the Executive shall be entitled to retain such cash dividends notwithstanding subsequent forfeiture of the shares. Dividends paid by the Corporation in stock or other property or shares issued with respect to Common Stock in connection with a stock split, reclassification of shares or recapitalization of the Corporation, shall be issued in the name of the Executive but retained by the Corporation until expiration of the Restricted Period and, in the event of a forfeiture, shall be retained by the Corporation without payment of any consideration to the Executive.

6.	Payments.

a.        If the Executive’s employment ends (i) as a result of the Executive’s retirement, resignation or otherwise voluntarily by the Executive or (ii) for Cause (as defined below) by the Company, the Company may elect by written notice to the Executive sent within 30 business days following the end of the Executive’s employment, to commence making the payments set forth in Section 6.c. (“Non-Compete Payments”) during the Restricted Period, in which event the Executive shall be required to comply with Section 2 of this Agreement. If the Company does not make such election, the Executive shall not be required to comply with Section 2 of this Agreement. During the 30 business day notice period under this Section 6.a. the Executive shall be required to comply with Section 2 of the Agreement unless the Company sends a written notice to the Executive stating that the Company will not require such compliance.

b.        If the Executive’s employment is terminated by the Company without Cause, the Company shall make the Non-Compete Payments during the Restricted Period and the Executive shall be required to comply with Section 2 of this Agreement.

c.        The Non-Compete Payments will be an amount equal to the Executive’s salary at the time of the Executive’s employment termination payable in bi-weekly installments.

d.        If the Executive fails to comply with Section 2 or 3 of this Agreement, the Company will not be obligated to make the Non-Compete Payments.

e.        The Company will not be obligated to make the Non-Compete Payments if the Executive receives a payment under the Company’s Supplemental Executive Retirement Plan. In such case, the Executive shall still be required to comply with Section 2 of this Agreement.

f.        For purposes of this Agreement, “Cause” shall mean the occurrence of one of the following:

(i)        A conviction of the Executive of (i) a felony or (ii) any lesser crime or offense than a felony involving the property of the Company, provided that such lesser crime or offense causes demonstrable and serious injury to the Company, monetary or otherwise.

(ii)        The willful engaging by the Executive in conduct which has caused demonstrable and serious injury to the Company, monetary or otherwise, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative.

(iii)        Willful gross neglect of the Executive’s duties, willful gross dereliction of duty or other grave misconduct by the Executive and failure to cure such situation within thirty (30) days after receipt of notice thereof from the Chief Executive Officer of the

Corporation or the Bank. For purposes of this Agreement, no act, or failure to act, by an Executive shall be deemed “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, an Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board of Directors of the Corporation at a meeting called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board of Directors, finding that in the good faith opinion of the Board of Directors the Executive is guilty of conduct set forth above in clauses (i), (ii) or (iii) of this subsection and specifying the particulars thereof in detail.

g.        Following termination of the Executive’s employment with the Company, the Executive will be entitled to receive any benefits to which the Executive is entitled under the Company’s pension and profit sharing plans and under its other compensation and benefit plans in accordance with the terms of those plans, including provisions, if applicable, for termination, forfeiture or reduction of benefits upon termination of employment or engaging in competition with the Company. No financial benefits will accrue to the Executive under those plans following the end of the Executive’s employment by the Company.

h.        The Executive will not, as a condition to receipt of the Non-Compete Payments, be required to seek or accept other employment of any kind, nor will any compensation received by the Executive from another employer be deducted or credited against such payments.

i.        The Executive will not be excused from compliance with Section 2 of this Agreement if the Company has failed to make Non-Compete Payments because the Company believes in good faith that the Executive has violated the terms of this Agreement, even if the Company’s belief is incorrect, provided that the Company resumes payments when it determines that its belief is incorrect. In such event, the Executive’s only remedy shall be a suit for damages against the Company.

7.	Other Terms.

a.        In the event of the death or permanent disability of the Executive, this Agreement shall terminate and the Executive shall not be entitled to receive any Non-Compete Payments.

b.        This Agreement represents the entire agreement, and supersedes all prior and contemporaneous agreements and understandings, relative to the same subject matter. Except as set forth below, this Agreement does not affect or amend prior agreements as to the Company’s benefit plans available generally to employees, the Corporation’s Supplemental Executive Retirement Plan if applicable, split dollar insurance agreements if applicable, stock option and restricted stock agreements if applicable, and any Executive Deferred Compensation Plan agreements with the Executive. Notwithstanding the preceding sentence, the Company and the Executive agree that the term “competition” in the Corporation’s Supplemental Executive Retirement Plan and in the Policies adopted under the Corporation’s 1997 Long Term Incentive Plan shall be interpreted to include the activities described in Section 2 of this Agreement.

b.        This Agreement may not be amended or changed, and neither party shall be deemed to have waived any provision of this Agreement, unless the amendment or change or waiver is set forth in writing signed by a duly authorized officer of the Company and by the Executive. The failure of either party to enforce any term of this Agreement shall not constitute a waiver of any rights or deprive the party of the right to insist thereafter upon strict adherence to that or any other term of this Agreement, nor shall a waiver of any breach of this Agreement constitute a waiver of any preceding or succeeding breach.

c.        The Executive acknowledges that the Executive has read and understands each provision of this Agreement and has had an opportunity for counsel of the Executive’s choice to review this Agreement and that no promises or inducements have been made for the Executive to sign this Agreement except as expressly set forth in this Agreement.

d.        The Executive agrees to pay to the Company any federal, state and local income and other taxes required by law to be withheld with respect to any compensation, benefit or other action taken by or pursuant to this Agreement, including, without limitation, any taxes payable with respect to vesting of restricted stock. Such payment may be made in cash or, with respect to the vesting of the Restricted Shares, by delivering shares of Common Stock, including shares of Common Stock otherwise deliverable in connection with the vesting of the Restricted Shares, as authorized in the Plan and Policies as the same may be amended from time to time. The Company has the right to deduct from any payment of any kind otherwise due the Executive any such taxes, or to retain or sell without notice a sufficient number of Restricted Shares to be issued to the Executive to cover any such taxes. The Executive shall not be entitled to be “grossed up” with respect to any taxes.

e.        This Agreement shall be interpreted under the laws of the State of Delaware, without regard to principles of conflicts of laws.

f.        The Executive agrees that any breach by the Executive of any provision of Section 2 or 3 of this Agreement would cause the Company irreparable damage and that no remedy available at law would be adequate for such violation. Accordingly, in addition to any other remedies available at law or in equity or under any Company benefit or compensation plan or this Agreement, the Company may immediately seek enforcement of this Agreement in a court of appropriate jurisdiction by means of specific performance or injunction, without posting of a bond, or otherwise.

g.        It is the intention of the parties that this Agreement shall be enforceable to the fullest extent allowed by law. In the event that a court holds any provision of Section 2 or Section 3 of this Agreement to be unenforceable, the parties agree that, if allowed by law, that provision shall be reduced to the degree necessary to render it enforceable without affecting the rest of this Agreement, and, if such reduction is not allowed by law, the parties shall promptly agree in writing to a provision to be substituted therefor which will have an effect as close as possible to the invalid provision that is consistent with applicable law. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

h.        This Agreement shall inure to the benefit of and be binding upon and enforceable by the Company’s successors and assigns, including any successor through merger or purchase of substantially all the assets of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 9th day of August, 1999.

WITNESS ATTEST:	EXECUTIVE

/s/ John W. Scheflen	/s/ Richard K. Struthers
Richard K. Struthers

MBNA CORPORATION

/s/ David M. Hirt	By:	/s/ John W. Scheflen
David M. Hirt		John W. Scheflen
Assistant Secretary		Executive Vice President

MBNA AMERICA BANK, N.A.

/s/ David M. Hirt	By:	/s/ John W. Scheflen
David M. Hirt		John W. Scheflen
Assistant Secretary		Vice Chairman